Exhibit 23

Share Option Transaction

Date:	August 11, 2025
To:
ATLAS INVESTISSEMENT S.A.S., a French "société par actions simplifiée" validly incorporated and duly existing under the laws of France, having its registered office located at 16 rue de la Ville L'Evêque 75008 Paris, France, registered under number 908 070 188 at the "Registre du Commerce et des Sociétés" of Paris ("Counterparty")

From:
SOCIETE GENERALE, a French "société anonyme" validly incorporated and duly existing under the laws of France, having its registered office located at 29, Boulevard Haussmann 75009 Paris, France, registered under number 552 120 222 at the "Registre du Commerce et des Sociétés" of Paris and with ADEME number FR231725_01YSGB ("Bank")

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Agreement specified below. This Confirmation supersedes any previous Confirmation and/or agreement in existence between the parties hereto (whether verbal or in writing) with respect to this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.

1.          This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form part of, and be subject to, the 2002 ISDA Master Agreement entered into by Counterparty and Bank (each a “Party”, together the “Parties”), dated as of August 8, 2025 (the "Agreement"). All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation, the Agreement and/or the Equity Definitions, as the case may be, the following will prevail in the order of precedence indicated: (i) this Confirmation, (ii) the Agreement and (iii) the Equity Definitions.

This Confirmation will be governed by and construed in accordance with English law.

The Transaction is divided into tranches as set out in Annex 2 to this Confirmation (each a "Tranche i" and together, the "Tranches"), each comprising two Call Options Transactions with the terms set forth in this Confirmation. To the extent expressly provided for in this Confirmation, the exercise of rights under, and payments and deliveries required to be made in respect of, the Transaction will be determined separately for each Tranche i (and each Option Transaction comprised in that Tranche), as if it were a separate Transaction under the Agreement. For all other purposes under the Agreement (including, without limitation, Sections 5 and 6 of the Agreement), the Tranches, together, will be treated as one Transaction.

2.          The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 11, 2025

Shares:	The common share of the Issuer (ISIN Code: LU0038705702, Bloomberg tick: TIGO US) or any other financial instrument that would be substituted in respect thereof following an Extraordinary Event

Issuer:	Millicom International Cellular S.A.

Number of Options:	In respect of all Tranches of each of Call Options 1 and Call Options 2, 1,111,111

The Number of Options may be subject to adjustment following a Potential Adjustment Event, an Extraordinary Event or pursuant to the provisions of the Initial Hedging Period and shall be reduced on each Settlement Date i or Cash Settlement Payment Date i, as the case may be, by a number of Options equal to the relevant Number of Options per Tranche i

Number of Options
per Tranche i:	In respect of:

(i)	Tranche 1 to Tranche 39 of Call Options 1 and Call Options 2, 27,777;

(ii)	Tranche 40 of Call Options 1 and Call Options 2, 27,808

The Number of Options per Tranche i may be subject to adjustment following a Potential Adjustment Event, an Extraordinary Event, a Liquidity Event or pursuant to the provisions of the Initial Hedging Period

Option Entitlement:	1 Share per Option

Number of Tranches:	40

The Number of Tranches may be subject to adjustment following a Potential Adjustment Event, an Extraordinary Event, a Liquidity Event or pursuant to the provisions of the Initial Hedging Period

Initial Reference Price:
The volume weighted average price per Share in USD (including brokerage fees) at which Bank establishes its initial Hedge Positions during the Initial Hedging Period by purchasing a number of Shares equal to its initial Hedge Positions in accordance with the Trading Guidelines.

The Initial Reference Price shall be specified in the Transaction Supplement promptly delivered by Bank to Counterparty following the Initial Hedging Period End Date

Initial Hedging Period:	The period commencing on, and including, the Trade Date and ending on, and including, the earliest of the following dates (the "Initial Hedging Period End Date"):

(i)	The 10th Exchange Business Day following the Trade Date (the "Initial Hedging Cut Off Date"); and

(ii)	the Exchange Business Day on which Bank has established its initial Hedge Positions under the Transaction

In the event Bank has not been able to complete its initial Hedge Positions by the Initial Hedging Cut Off Date, the Number of Options and/or the Number of Options per Tranche i shall be reduced accordingly by Bank acting in a commercially reasonable manner (in consultation with Counterparty to the extent Counterparty then does not possess material non-public information concerning the Shares) and shall be specified in the Transaction Supplement promptly notified by Bank to Counterparty following the Initial Hedging Period End Date.

Transaction Supplement:
The supplement to this Confirmation which is to set out certain details relating to this Transaction substantially in the form set out in Annex 1 hereto. The Transaction Supplement and the terms and conditions specified therein shall be effective and binding on the parties (absent any fraud or manifest error) from the date it is delivered by Bank to Counterparty in accordance with the terms of this Confirmation, provided that the relevant computations setting out the details of the information therein will be provided to Counterparty at the same time as the Transaction Supplement.

In the event of any inconsistency between the Transaction Supplement and this Confirmation, the Transaction Supplement shall govern

Trading Guidelines:	With respect to any trading in the Shares by Bank to establish its initial Hedge Positions under the Transaction during the Initial Hedging Period, the following trading guidelines shall apply:

(i)
Bank may purchase Shares on or off any Trading Venue (including through block trades), as if the conditions of paragraphs (b)(1)-(4) of Rule 10b-18 ("Rule 10b-18") under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") were deemed to apply to this Confirmation;

(ii)	Bank will use Kepler Cheuvreux SA, Paris (the "Broker") for any purchase of Shares under these Trading Guidelines during the Initial Hedging Period;

(iii)
subject to the authorized block transactions referred to in (iv) below, the number of Shares purchased by Bank on any Exchange Business Day on any Trading Venue during the Initial Hedging Period will not exceed the percentage (the “Market Purchase Percentage”) of the applicable Average Daily Trading Volume set out in Annex 3; and

(iv)	Bank may purchase Shares through a block (as such term is defined in Rule 10b-18) once per week during the Initial Hedging Period, it being understood that (x) in respect of any block trade to be executed by the Broker for the account of Bank in respect of this Transaction, the number of Shares purchased by Bank through the block trade will be at least equal to the percentage (the “Block Trade Percentage”) of the applicable Average Daily Trading Volume set out in Annex 3 and an approximately equal number of Shares will be allocated to the account of each Hedging Party in respect of the Other Share Option Transactions (as defined below) in which case the Broker will notify thereof the Bank and each Hedging Party in respect of the Other Share Option Transactions (and/or the Bank may notify the same to such other parties) prior to the opening of business on the relevant Exchange Business Day, provided that without prejudice to the above Bank acknowledges that it shall not act in the event it receives such a notification by the Broker and each such other Hedging Party, mutatis mutandis, originating from one of the Other Share Option Transactions, (y) the price per Share at which any block trade is carried out shall not exceed the percentage (the “Maximum Block Price Percentage”) of the then prevailing market price of the Share on the Exchange set out in Annex 3, unless the parties to this Confirmation agree otherwise and (z) Bank shall not effect any other purchases on a day in which it purchases Shares through a block herein;

provided that Bank may deviate from or adjust the Trading Guidelines upon the occurrence of a Change in Law and/or in order to comply with its internal policies (to the extent they are reasonably designed to comply with applicable laws or regulations) by prior written notice to Counterparty (such notice to be delivered by Bank as soon as reasonably practicable).

Without prejudice to the above, Counterparty may notify by e-mail Bank that it wants to set limits throughout the Initial Hedging Period such that:

(i)
on any Exchange Business Day, Bank may not execute initial Hedge Positions at a price per Share (excluding for the avoidance of doubt brokerage costs) exceeding the price notified by Counterparty to Bank; and

(ii)
to establish the initial Hedge Positions, Bank may not purchase on a given Exchange Business Day more than a specified percentage of the daily trading volume of the Shares (such specified percentage as notified by Counterparty to Bank).

Any of such limits shall become effective on the time on such Exchange Business Day at which Bank sends an e-mail to Counterparty confirming that such limit becomes immediately effective,

provided that any notice to Bank that would otherwise be effective on any day that is not an Exchange Business Day shall be deemed to be effective on the next following Exchange Business Day.

Counterparty may notify or change the relevant price or percentage in (i) and (ii) above throughout the Initial Hedging Period (provided that Counterparty does not possess at such time any material non-public information concerning the Shares)

For the purposes of the above:

"Trading Venue" means the Exchange, any other exchange, and/or any alternative trading system; and

"Average Daily Trading Volume" means, in respect of any Exchange Business Day during the Initial Hedging Period, the "ADTV" for the Shares as such term is defined in Rule 10b-18.

For the purposes of this Confirmation, "Other Share Option Transaction" shall mean either of two substantially similar and contemporaneous transactions entered into between Counterparty and two other parties, which other transactions shall have Specified Terms substantially similar to the terms of this Transaction. "Specified Terms" shall mean the Shares, the Issuer, the Trade Date, the Number of Options, the Number of Options per Tranche i, the Option Entitlement, the Number of Tranches, the Initial Hedging Period, the Expiration Dates, the percentage applicable to (x) the Premium per Option, (y) the Strike Price of the Call Options 1 and (z) the Strike Price of the Call Options 2, the Liquidity Event, the terms related to the establishment of such other party’s initial hedging position and the representations and covenants in Sections 6.1(d), 6.1(e) and 6.1(f) herein.

Exchange:	Nasdaq Global Select Market

Related Exchange:	All Exchanges

Clearance System:	The principal clearance system customarily used for settling trades in the Shares on any Settlement Date i (if any)

Terms applicable to Call Options 1:

Option Type:	Call

Option Style:	European

Buyer:	Counterparty

Seller:	Bank

Strike Price:	As set out in Annex 3

Terms applicable to Call Options 2:

Option Type:	Call

Option Style:	European

Buyer:	Bank

Seller:	Counterparty

Strike Price:	As set out in Annex 3

Premium per Option:	As set out in Annex 3

Premium Payment Date:	Three Currency Business Days following the Initial Hedging Period End Date

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:	In respect of a Tranche i, the related Expiration Date i, as specified in Annex 2 to this Confirmation

Notwithstanding anything to the contrary in the Equity Definitions, if an Expiration Date i is not a Scheduled Trading Day or is a Disrupted Day, the relevant Expiration Date i shall be postponed to the first following Scheduled Trading Day (i) that is not specified in Annex 2 to the Confirmation as an Expiration Date i, (ii) that is not a Disrupted Day and (iii) that has not already been designated as a postponed Expiration Date i in accordance with these provisions

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date i, the Calculation Agent may determine that such Expiration Date i is a Disrupted Day only in part, in which case the Calculation Agent shall (i) determine that such day shall be the Expiration Date i for a portion of the Number of Options per Tranche i and (ii) designate the Scheduled Trading Day determined in the manner described above as the Expiration Date i for the remaining Number of Options per Tranche i for such Tranche i

Automatic Exercise:
Applicable, it being however specified notwithstanding anything to the contrary in the Equity Definitions, (a) the settlement of each Tranche i will occur in accordance with the “Settlement Terms” provided below and (b) (x) that Section 3.4 (a) and (b) of the Equity Definitions shall be amended by deleting the following "unless Buyer notifies Seller or, if applicable, Seller's Agent (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply" such that the Buyer may not notify the Seller for the Automatic Exercise not to apply and (y) that the Buyer may not exercise the relevant Option if it is not “In-the-Money” on the relevant Expiration Date.

In-the-Money	Means that the Reference Price is equal to or greater than relevant Strike Price relating to Call Option 1 or to Call Option 2, as applicable.

Reference Price	Means:

(a)
in the event of a Cash Settlement, the volume-weighted average price at which the Bank unwinds its Hedge Positions in connection with the Cash Settlement relating to such Tranche i, provided that the Bank shall make its best efforts to achieve a price, for such Tranche i, equal to the VWAP of the Share on the relevant Valuation Date on which the Bank unwinds its Hedge Positions, provided further that if the Bank does not have any Hedge Positions to unwind in connection with the Cash Settlement relating to such Tranche i, the Reference Price shall be the price per Share as of the Valuation Time on the relevant Valuation Date, where

“VWAP”  means, for any Exchange Business Day, as determined by the Calculation Agent based on the composite volume weighted average price per Share for the regular trading session (including any extensions thereof but excluding the opening auction) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published on such Exchange Business Day, on Bloomberg page “TIGO US <Equity> AQR” (or any successor or replacement page thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, such VWAP shall be as reasonably determined by the Calculation Agent; and

(b)	in the event of Physical Settlement, the price per Share as of the Valuation Time on the relevant Valuation Date

Market Disruption Event:	Section 6.3(a) of the Equity Definitions shall be amended by adding the words "or (iv) a Liquidity Event" after sub-clause (iii) thereof

Liquidity Event:
Upon the occurrence of a Liquidity Event (as defined in Annex 3), the Calculation Agent may, acting in a commercially reasonable manner, adjust the Number of Tranches, the Number of Options per Tranche i and the related Expiration Dates i, Settlement Dates i or Cash Settlement Payment Dates i (as the case may be) to take into account the liquidity of the Shares on the Exchange and to ensure that such adjustments are likely to be sufficient to allow Bank to unwind its Hedge Positions by trading Shares on the Trading Venues in an orderly manner on or around the Expiration Date i of each Tranche i

Exchange Daily Volume:
In respect of any Exchange Business Day, the daily volume (including the opening and closing auctions but excluding block trades) of the Shares traded on the Exchange on the relevant Exchange Business Day, as published on Bloomberg screen TIGO US Equity HP or any successor or replacement screen

Disrupted Day:
The definition of "Disrupted Day" in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: "A Scheduled Trading Day will not be a Disrupted Day if Bank determines that such failure or such occurrence will not have an impact on Bank's ability to manage or unwind any Hedge Positions related to the Transaction"

Valuation:

Valuation Time:	In respect of a Tranche i, the Scheduled Closing Time on the Exchange on the relevant Valuation Date for that Tranche i

Valuation Date:	In respect of a Tranche i, the Expiration Date i

Settlement Terms:

Settlement Method Election:	(i)	in respect of Call Options 1: applicable, provided that the settlement method elected by the Electing Party on the Settlement Method Election Date shall apply to all Tranches; and

(ii)	in respect of Call Options 2: only Cash Settlement will be applicable

Electing Party:	Counterparty

Settlement Method
Election Date:
The second Scheduled Trading Day immediately preceding the Expiration Date 1, provided where the Counterparty so elects, it will be deemed to make at such time the representation in paragraph 6.1(i) below

Default Settlement Method:
In respect of Call Options 1, (x) Physical Settlement subject to (y) if, on any Expiration Date i at the opening of business on such date, the Opening Threshold Price on the relevant date is equal to or higher than the amount set out in Annex 3 (the “Cap Price”), Cash Settlement will be applicable to the relevant Tranche i;

where

“Opening Threshold Price” means the opening price per Share on the Exchange on the relevant Expiration Date i;

Settlement Currency:	USD

Settlement Price	Means for each Call Option 1 and Call Option 2 respectively:

(i)
in case Cash Settlement is applicable, the volume-weighted average price at which the Bank unwinds its Hedge Positions in connection with the Cash Settlement relating to such Tranche i, provided that the Bank shall make its best efforts to achieve a price , for such Tranche i, equal to the VWAP of the Share on the relevant Valuation Date on which the Bank unwinds its Hedge Positions, provided further that if the  Bank does not have any Hedge Positions to unwind in connection with the Cash Settlement relating to such Tranche i, the Reference Price shall be the price per Share as of the Valuation Time on the relevant Valuation Date ; and

(ii)	in case Physical Settlement is applicable, the Strike Price of the Call Options 1

Settlement Date:
In respect of a Tranche i, if Physical Settlement is applicable, each date (a “Settlement Date i”) specified in Annex 2 to this Confirmation (except that if such date is not a Business Day, it shall be the next Clearance System Business Day that is also a Business Day)

Cash Settlement Payment Date:
In respect of a Tranche i, if Cash Settlement is applicable, each date (a “Cash Settlement Payment Date i”) specified in Annex 2 to this Confirmation (except that if such date is not a Business Day, it shall be the next Clearance System Business Day that is also a Business Day)

Physical Settlement:
It is specified that any Physical Settlement hereunder is subject to the delivery-versus-payment, provided that in respect of each Tranche i, if both the Call Options 1 and the Call Options 2 are In-the-Money and if Physical Settlement applies to Call Options 1, the delivery-versus-payment shall apply to the delivery obligation due by Bank under Call Options 1 and the sum of the payment obligations under Call Options 1 and Call Options 2

Dividends:

Dividend Period:	For each Tranche i, the following periods:

	From (included)	To (included)
Dividend Period n°1	Trade Date	10/11/2025
Dividend Period n°2	11/11/2025	11/02/2026
Dividend Period n°3	12/02/2026	12/05/2026
Dividend Period n°4	13/05/2026	Last Expiration Date i as set out in Annex 2

Dividend Adjustment:	In respect of each Tranche i and for each Dividend Period (as defined above):

(a)
In case an Ex-Date in relation to a Cash Dividend occurs, if the Dividend Differential is a positive amount, Bank shall pay to Counterparty such Dividend Differential on the relevant Dividend Payment Date and if the Dividend Differential is a negative amount, Counterparty shall pay to Bank the absolute value of the Dividend Differential on the relevant Dividend Payment Date;

(b)
In case no Ex-Date in relation to a Cash Dividend occurs during a Dividend Period, the Cash Dividend related to the relevant Dividend Period shall be considered to be equal to USD 0 and Counterparty shall pay to Bank the absolute value of the Dividend Differential two Currency Business Days following the end of the relevant Dividend Period;

(c)
If more than one Ex-Date occurs during a Dividend Period, then the Dividend Differential (i.e. other than the first one) will be calculated and paid as many times as additional Cash Dividends have an Ex-Date falling during the relevant Dividend Period for the relevant Tranche i. In such case the Assumed Cash Dividend will be deemed to be equal to zero (0) for the calculation of each Dividend Differential other than the first one during that relevant Dividend Period;

(d)
For the avoidance of doubt, no Cash Dividend (irrespective of the qualification of such Cash Dividend made by the Issuer or the Related Exchange (if any)) adjusted pursuant to the provisions of this section or included in the Assumed Cash Dividend grid below shall be deemed to constitute a Potential Adjustment Event for the purposes of the section 11.2(c) of the Equity Definitions

Assumed Cash Dividend:	In respect of each Tranche i:

Assumed Cash Dividend (in USD)
Dividend Period n°1	USD 2.00
Dividend Period n°2	USD 0.75
Dividend Period n°3	USD 2.00
Dividend Period n°4	USD 0.75

Dividend Differential:
in respect of each Tranche i and for each Dividend Period, if the relevant Cash Dividend is not equal to the relevant Assumed Cash Dividend, an amount in USD equal to the product of (i) the number of Shares constituting Bank’s Hedge Positions under this Transaction as of the Scheduled Closing Time on the Exchange Business Day immediately preceding the Ex-Date related to the relevant Cash Dividend, (ii) the difference between (a) the relevant Cash Dividend Amount and (b) the relevant Assumed Cash Dividend, and (iii) the difference between 100% and the then applicable WHT Rate

Ex-Date:	The date on which the Shares commenced trading ex-dividend on the Exchange

Cash Dividend:	Any regular, ordinary, special or extraordinary dividend or distribution in the form of cash made by the Issuer to holders of record of a Share,

Cash Dividend Amount:	Means an amount per Share in USD equal to the corresponding gross Cash Dividend per Share paid by the Issuer to each holder of record of such Share

Non-Cash Dividend:
If a dividend (or any distribution whatsoever) other than in cash is declared by the Issuer whereby the Ex-Dividend Date falls during a Dividend Period, then such dividend or distribution shall be the value (taking into account any WHT and excluding any tax credit of any kind) of the relevant number of securities, assets or rights per Share declared by Issuer to holders of record of a Share, determined by the Calculation Agent acting in a commercially reasonable manner. The Dividend Adjustment provisions shall apply mutatis mutandis to such dividend or distribution.

It is agreed and understood by the Parties that, where an Assumed Cash Dividend is paid in cash or in kind at the election of the shareholders of the Issuer, it shall be treated as a Assumed Cash Dividend in cash (taking into account any WHT and excluding any tax credit of any kind).

WHT:
The withholding tax that would be applicable to a holder of Shares which is a resident of France within the meaning of the France/Luxembourg double tax treaty and beneficial owner of the income derived from the Shares on the relevant Ex-Date, net of any tax savings available to the recipient and arising from any tax credit or tax deduction relating to said withholding tax. As of the Trade Date, and without taking into consideration any tax credit or tax deduction relating to such WHT, the WHT rate is equal to 15% for any Cash Dividend (the "WHT Rate")

Dividend Payment Date:	Two Currency Business Days following the date on which the relevant Cash Dividend is actually paid to or received by holders of record of a Share

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-
Combined:	Modified Calculation Agent Adjustment

Determining Party:	Bank

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-
Combined:	Modified Calculation Agent Adjustment

For the purposes of this subparagraph “Consequences of Tender Offers”, Section 12.1(d) of the Equity Definitions the words “in connection with such offer or other event” are added after the words “or have the right to obtain”

Determining Party:	Bank

Without prejudice to the foregoing and without duplication, the following provisions are added:

Announcement Event:
If an Announcement Event occurs, the Calculation Agent shall determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation to account for any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) at a time that it deems appropriate, from a commercially reasonable period of time prior to or after the Announcement Date to the date of such determination (the “Determination Date”), or (ii) on a Valuation Date or on a date on which a payment amount is determined pursuant to Section 6 of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to a Valuation Date or the date on which a payment amount is determined pursuant to Section 6 of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions. If any such economic effect is material, the Calculation Agent may either (i) adjust the terms of the Transaction to reflect such economic effect or (ii) only if the Calculation Agent determines that no such adjustment can be made, terminate the Transaction, in which case the Determining Party will determine the Cancellation Amount payable by one party to the other; provided that the reference in Section 12.8(a) of the Equity Definitions to “Extraordinary Event” shall be replaced for this purpose with a reference to “Announcement Event.”   “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer or of a potential Merger Event or potential Tender Offer, or any publicly announced change or amendment to any such announced transaction or event (including any announcement relating to the abandonment thereof).

Announcement Date:
The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by the Issuer or any Valid Entity” after the word “announcement” in the second and the fourth lines thereof and (iv) replacing the words “a firm” with the words “bona fide” in the second and fourth lines thereof.

Valid Entity:
In respect of any transaction, any party (or their respective affiliates or agents) that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such party on the Shares and/or options relating to the Shares).

Composition of Combined
Consideration:	Not applicable

Nationalization, Insolvency
or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Determining Party:	Bank

Additional Disruption Events:

Change in Law:	Applicable, provided Section 12.9(a)(ii) of the 2002 Definitions is replaced in its entirety by the words:

“‘Change in Law’ means that, on or after the Trade Date of this Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of, or any change in the interpretation or announcement or public statement of the formal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority): (X) the Calculation Agent determines in good faith that it has become illegal for a Hedging Party to hold, acquire or dispose of any of its Hedge Positions relating to such Transaction; or (Y) the Calculation Agent determines that either the adoption or change described in (A) above or the promulgation or change described in (B) above has resulted in an increased amount of tax, duty, expense or fee (other than brokerage commissions) for a Hedging Party to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any of its Hedge Positions or (ii) realize, recover or remit the proceeds of such Hedge Positions, which amount such Calculation Agent in good faith determines to be material (relative to the position on the Trade Date), provided that this Section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality.”

Failure to Deliver:	Applicable if Physical Settlement is applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	Bank

Increased Cost of Hedging:	Applicable, provided that the Increased Cost of Hedging does not result from a Change in Law

Hedging Party:	Bank

Loss of Stock Borrow:	Not applicable

Increased Cost of Stock Borrow:          Not Applicable

Determining Party:	Bank

Maximum Stock Loan Rate:	Not Applicable.

Initial Stock Loan Rate:	Not Applicable.

Non Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Calculation Agent:	Bank

4.          Account Details

Account for payments to Bank:             Correspondant : Société Générale New-York
Bic Code SOGEUS33
Beneficiary Entity Société Générale Paris
Bic Code SOGEFRPPHCM
Account 00187011

Account for payments
to Counterparty:	As communicated in writing by Counterparty to Bank from time to time

Account for delivery of
Shares to Counterparty:	As communicated in writing by Counterparty to Bank from time to time

5.          Offices:

The Office of Bank for the
Transaction is:	Head office in Paris, La Défense

The Office of Counterparty for the
Transaction is:	Head office in Paris

6.          Representations and Undertakings – Acknowledgements:

6.1        Representations and Undertakings

For the purposes of the Transaction, Counterparty hereby represents as of the Trade Date (and, in the case of paragraphs (i) and (j) hereof, on any Settlement Method Election Date and on any date on which it consults with Bank with respect to the Initial Hedging Period or makes purchases contemplated by paragraph (f)(ii) below or exercise any optional early unwind right)  and, as the case may be, covenants to Bank that:

(a)
Counterparty has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, this Confirmation and the Transaction, and such entry into, delivery and performance (x) do not violate or conflict with any law applicable to it, any provision of its articles of association (statuts) (y) nor constitute a breach of any obligation or result in a default under any agreement to which it is subject or by which it is, or its property are, bound;

(b)
it will give the Transaction the appropriate accounting and financial treatment for purposes of its audited financial statements prepared in accordance with accounting principles that are generally accepted in France;

(c)	it shall not transfer its head or registered office outside of France;

(d)
it shall not, without the prior written consent of Bank, (x) modify the terms of documentation (other than administrative details) for any Other Share Option Transaction, nor (y) request from any other party to the Other Share Option Transaction any modification or waiver of its rights under such documentation for the relevant Other Share Option Transaction, nor (z) provide any other party to such Other Share Option Transaction with more rights than the rights that Bank benefits from the Agreement and this Confirmation;

(e)
it shall not directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during the Initial Hedging Period, except pursuant to an Other Share Option Transaction;

(f)
without the prior written consent of Bank, it shall not directly or indirectly purchase or sell any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares during each Expiration Date i, except (i) pursuant to an Other Share Option Transaction or (ii) where the price for such Shares or securities on any such Expiration Date i is at least 10% lower than the Call Options 1 related Strike Price;

(g)	the purchase or writing of the Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(h)
it is currently and will continue for the duration of the Transaction to be in compliance with its reporting obligations with respect to this Transaction under Section 13(d) and (g) (as applicable) of the Exchange Act;

(i)
it is not entering into this Transaction (x) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (y) in anticipation of, in connection with, or to facilitate, an issuer tender offer (as defined under Rule 13e-4 under the Exchange Act) or (z) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(j)
(x) it is entering into this Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of and Rule 10b-5 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable U.S. state securities laws and Counterparty further agrees to act in good faith during the term of this Transaction, has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares except as permitted under this Confirmation, and any amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares;

(k)	it shall comply at any time with all laws and regulations applicable to the Transaction, including laws and regulations on market abuses and market disclosure requirements; and

(l)
Counterparty represents to and agrees with Bank that Counterparty will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during the Initial Hedging Period with respect to the Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M).

For the avoidance of doubt, these additional representations are representations made under Section 3 of the Agreement and do complete (but do not supersede nor replace) those made by Counterparty under the Agreement.
Bank represents at all times to Counterparty that it is acting, and will be acting until completion of the Transaction, for the purpose of the Transaction from its head office in France.

6.2        Acknowledgements

(a)
Counterparty acknowledges that from time to time, Bank or any of its Affiliates may engage in other transactions involving the Shares for their own proprietary account and for other accounts under their management. Such proprietary transactions may have an adverse effect on the Counterparty’s position under the Transaction and neither Bank nor any of its Affiliates is under any obligation to disclose any such proprietary transactions or have regard to the Counterparty’s position under the Transaction when dealing in such proprietary transactions.

(b)	The Parties hereto intend for:

(i)
the Transaction to be a "securities contract" as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code"), a "swap agreement" as defined in Section 101(53B) of the Bankruptcy Code and a "forward contract" as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a "master netting agreement" as defined in Section 101(38A) of the Bankruptcy Code;

(iii)
a party's right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a "contractual right" (as defined in the Bankruptcy Code); and

(iv)
all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" and "transfers" (as defined in the Bankruptcy Code).

(c)
Each Party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each Party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

(d)	Each Party acknowledges that Bank will be acting (either directly or through a Broker), for the purposes of constituting its initial Hedge Positions and subsequent Hedge Positions, on its own account.

(e)
Counterparty acknowledges that no section referring to the conditions of Rule 10b-18 shall apply to or prohibit purchases made to dynamically hedge for Bank’s own account or the account of its affiliate(s) the optionality arising under the Transaction hereunder.

7.	Taxes

Counterparty shall promptly pay or, as the case may be, indemnify Bank upon demand by Bank to Counterparty if, by operation of law or otherwise (other than as a result of Bank’s gross negligence or wilful misconduct), Bank is liable for or otherwise required to pay:

(i)
any tax including, but not limited to, financial transaction tax, stamp duty, value added tax or other tax or charge of a similar nature (where such tax is not otherwise accounted for under this Confirmation or the Agreement) (“Indemnified Taxes”); and/or

(ii)	any penalty or interest payable arising from any Indemnified Taxes, including any delay or failure to pay any Indemnified Taxes,

in each case, as imposed, levied, collected, withheld or assessed in connection with this Confirmation, this Transaction, any payment obligation or delivery thereunder and/or any Hedge Positions or Hedging Activities of Bank relating thereto provided that, for the avoidance of doubt, this clause shall not apply to (x) any tax imposed on or calculated by reference to the net income or gross receipts received or receivable earned by Bank in connection with this Transaction (including any impôt sur les sociétés or related contribution or surcharge, any contribution économique territoriale and any contribution sociale de solidarité des sociétés), (y) any Bank Levy, and (z) any French transfer tax levied under Article 726 of the French tax code (Code Général des Impôts) to the extent any such transfer tax liability is attributable to the execution in France by any person other than Counterparty of any deed (acte) evidencing the transfer of any Shares.

For the purpose of this paragraph 7 (Taxes), “Bank Levy” shall mean any amount payable by Bank or any of its respective affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011 and the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French tax code (Code Général des Impôts)) (in each case as amended)) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation n°806/2014 of July 15, 2014.

The parties agree that the provisions of this paragraph 7 (Taxes) shall survive the termination of the Transaction.

8.          Conditions Precedent:

Each Party’s obligations under the Transaction and this Confirmation are conditional upon the following conditions precedent being satisfied on or before the Trade Date:

(i)	a duly authorised signatory of Counterparty has duly executed and delivered this Confirmation and the Agreement;

(ii)	Bank has received:

(a)
(i) a certified copy of the up-to-date by-laws (statuts) of Counterparty, and (ii) the certificate of incorporation (extrait k-bis) and the certificate of non-insolvency of Counterparty dated not more than seven (7) days prior to the Trade Date;

(b)
certified copies of all corporate authorisations, resolutions or any other documents (if any) with respect to the execution, delivery and performance of the Transaction and this Confirmation, by Counterparty in form and substance satisfactory to Bank;

(c)	certified copies of authority and specimen signatures of the individuals executing the Confirmation and the Agreement for Counterparty, in form and substance satisfactory to Bank; and

(iii)	no Event of Default, Potential Event of Default or Termination Event has occurred and is continuing on the Trade Date.

For the purpose of Section 4(a)(ii) of the Agreement, the documents referred to in sub-paragraph (ii) above are covered by the representations set forth in Section 3(d) of the Agreement.

9.          Optional Early Unwind

Counterparty has the right to early terminate this Transaction in whole prior to the first Valuation Date, with at least one Exchange Business Day notice to Bank by designating an early termination date, in which case an Additional Termination Event is deemed to have occurred with respect to Counterparty with such designated date as Early Termination Date and Counterparty as the sole Affected Party for the purposes of Section 6(e) of the Agreement. Such notice is irrevocable.

9.          Electronic signature

Each Party acknowledges that the electronic signature solution offered by DocuSign implements an electronic signature which provides for a reliable process of identification of its signatories and guarantees the connection between each electronic signature and this document. Each Party agrees and acknowledges that the electronic signature of this Confirmation is fully valid and enforceable against it and any other party and that the electronic form of this Confirmation has the same legal effect and admissibility as evidence in any legal proceedings as if it was signed by handwritten signature.

This Confirmation is dated August 11, 2025:

SOCIETE GENERALE

/s/ Raphaël Delahaye
Name: Raphaël Delahaye
Title: Authorised Signatory

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation.

Yours sincerely,

Confirmed as of the date first above written:

ATLAS INVESTISSEMENT S.A.S.

/s/ Anthony Maarek
Name: Anthony Maarek
Title: Directeur Général